Exhibit 99.3
PRIMARY ENERGY RECYCLING CORPORATION
Unaudited Interim Consolidated Financial Statements
(In US Dollars)
Three Months and Six Months Ended June 30, 2009 and 2008

1

     TABLE OF CONTENTS

Page No.
Interim Consolidated Financial Statements (Unaudited):

Consolidated Balance Sheets	3

Consolidated Statements of Operations and Accumulated Shareholders’ Deficit	4

Consolidated Statements of Cash Flows	5

Notes to Interim Consolidated Financial Statements	6-21

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Primary Energy Recycling Corporation
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)
(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$6,636	$15,520
Accounts receivable	7,995	7,176
Spare parts inventory	1,019	1,025
Current portion of future tax asset (Note 9)	2,190	2,987
Other current assets	863	735

Total current assets	18,703	27,443

Non-current assets:
Property, plant and equipment	225,368	230,139
Intangible assets	113,154	125,344
Other non-current assets	1,123	87

Total assets	$358,348	$383,013

LIABILITIES, NON-CONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$308	$1,269
Short-term debt (Note 5)	130,687	134,108
Due to affiliates (Note 13)	173	131
Accrued property taxes	6,046	7,170
Accrued interest payable	2,265	2,347
Distributions payable	230	1,504
Accrued expenses	2,931	1,985
Current portion of foreign currency exchange contracts (Note 10)	—	1,537
Current portion of interest rate swap contracts (Note 10)	718	2,257

Total current liabilities	143,358	152,308

Non-current liabilities:
Long-term debt (Note 5)	79,001	75,056
Net long-term portion of future tax liability (Note 9)	12,763	13,027
Asset retirement obligation	3,523	3,399
Long-term portion of foreign currency exchange contracts (Note 10)	—	985

Total liabilities	238,645	244,775

Commitments and contingencies (Note 6)

Non-controlling preferred interest (Note 7)	13,225	13,225
Non-controlling common interest (Note 7)	66,553	69,482

Shareholders’ equity:
Common stock (Note 8)	178,571	178,571
Accumulated shareholders’ deficit	(138,646)	(123,040)

Total shareholders’ equity	39,925	55,531

Total liabilities, non-controlling interest and shareholders’ equity	$358,348	$383,013

The accompanying notes are an integral part of these unaudited interim consolidated financial statements;
see going concern disclosure reflected in Note 2.

3

Primary Energy Recycling Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS AND
ACCUMULATED SHAREHOLDERS’ DEFICIT
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		Restated (Note 4)		Restated (Note 4)
Revenue:
Capacity	$9,018	$9,018	$18,036	$18,036
Energy service	3,960	6,590	9,648	13,783

	12,978	15,608	27,684	31,819
Expenses:
Operations and maintenance	2,932	2,660	5,555	5,478
General and administrative	2,867	3,049	6,036	5,798
Depreciation and amortization	8,489	8,420	16,978	16,988

Operating (loss) income	(1,310)	1,479	(885)	3,555
Other (expense) income
Interest expense	(4,714)	(5,526)	(9,276)	(11,438)
Realized and unrealized gain (loss) on derivative hedge contracts (Note 10)	5,196	2,834	3,100	(3,223)
Realized and unrealized (loss) gain on foreign currency translation	(6,712)	(682)	(4,037)	2,564

Loss before income taxes	(7,540)	(1,895)	(11,098)	(8,542)
Income tax benefit (expense) (Notes 4 and 9)	2,033	(758)	(533)	(2,541)

Loss before non-controlling interest	(5,507)	(2,653)	(11,631)	(11,083)
Non-controlling interest in class B Preferred	(381)	(442)	(733)	(880)
Non-controlling interest in class B Common (Note 4)	505	397	1,845	2,410

Net loss and comprehensive loss	$(5,383)	$(2,698)	$(10,519)	$(9,553)

Accumulated shareholders’ deficit — beginning of period	(131,058)	(96,210)	(123,040)	(85,497)
Adjustment to opening shareholders’ deficit due to adoption of new accounting standard (Note 4)	—	—	215	—
Distributions	(2,205)	(3,888)	(5,302)	(7,746)

Accumulated shareholders’ deficit — end of period	$(138,646)	$(102,796)	$(138,646)	$(102,796)

Weighted average number of shares outstanding	31,000,000	31,000,000	31,000,000	31,000,000

Basic and diluted net loss per share (Note 14)	$(0.17)	$(0.09)	$(0.34)	$(0.31)

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

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Primary Energy Recycling Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, unless specified)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		Restated (Note 4)		Restated (Note 4)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss and comprehensive loss	$(5,383)	$(2,698)	$(10,519)	$(9,553)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,489	8,420	16,978	16,988
Realized and unrealized (gain) loss on foreign currency exchange contracts and interest rate swaps	(5,196)	(2,834)	(3,100)	3,223
Realized and unrealized loss (gain) on foreign currency translation	6,712	682	4,037	(2,564)
Non-cash interest expense	678	466	1,143	931
Non-controlling Class B preferred interest	381	442	733	880
Non-controlling Class B common interest (Note 4)	(505)	(397)	(1,845)	(2,410)
Income tax (benefit) expense (Note 4)	(2,033)	758	533	2,541
Accretion of asset retirement obligations	62	58	124	116

	3,205	4,897	8,084	10,152
Net change in non-cash working capital balances	1,062	(2,421)	(3,085)	(3,956)

Net cash provided by operating activities	4,267	2,476	4,999	6,196

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash settlement from foreign currency exchange contracts and interest rate swaps	674	1,252	(572)	2,937
Capital expenditures	(17)	(63)	(17)	(63)

Net cash provided by (used in) investing activities	657	1,189	(589)	2,874

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of deferred financing costs	(692)	—	(692)	—
Repayment of debt	(4,000)	(3,000)	(4,000)	(3,000)
Distributions on non-controlling Class B preferred interest	(375)	(443)	(737)	(894)
Distributions on non-controlling Class B common interest	(674)	(797)	(1,325)	(1,610)
Distributions on Common Shares	(3,391)	(3,909)	(6,540)	(7,849)

Net cash used in financing activities	(9,132)	(8,149)	(13,294)	(13,353)

Net decrease in cash	(4,208)	(4,484)	(8,884)	(4,283)

Cash and cash equivalents — beginning of period	10,844	15,543	15,520	15,342

Cash and cash equivalents — end of period	$6,636	$11,059	$6,636	$11,059

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$4,033	$5,323	$8,370	$10,608
The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

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Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
1. Description of Business
Primary Energy Recycling Corporation (the “Company”) was incorporated on June 10, 2005 under the laws of the Province of Ontario and continued under the laws of British Columbia. The Company initiated business activity on August 24, 2005 and owns a majority interest in Primary Energy Recycling Holdings, LLC (“PERH”). The non-controlling interest of PERH is held by Epcor USA Holdings, LLC (“EUH”) a wholly-owned subsidiary of EPCOR USA Ventures, LLC (the “Manager”). PERH, headquartered in Oak Brook, Illinois, indirectly owns and operates four recycled energy projects and a 50% interest in a pulverized coal facility all located in the United States (collectively, the “Projects”). The Projects have a combined electrical generating capacity of 283 megawatts and a combined steam generating capacity of 1.8 MMlbs/hour. PERH creates value for its customers by capturing and recycling waste energy from industrial processes and converting it into reliable and economical electricity and thermal energy for its customers’ use. For additional information with respect to the business, please see the Company’s public filings including its most recent Annual Information Form available on SEDAR at www.sedar.com.
2. Going Concern
The accompanying consolidated financial statements have been prepared using accounting principles generally accepted in Canada (“Canadian GAAP”) applicable to a going concern.
As discussed in Note 5, Long-term Debt, the $131.0 million term loan outstanding under the Company’s credit facility (the “Credit Facility”) matures in August 2009 and has not yet been refinanced. As a result, the balance of this term loan is now classified as short-term debt resulting in the Company reporting a significant working capital deficit for which current financing sources have not yet been secured.
The Company retained Credit Suisse Securities (USA) LLC to lead the refinancing of its Credit Facility. On June 22, 2009, the Company announced that it has signed a term sheet with anchor lenders to refinance the Credit Facility. The term sheet provides for a new senior secured term loan facility with a principal amount sufficient to repay the Credit Facility (the “Proposed Facility”). The Proposed Facility would require quarterly scheduled amortization payments, a quarterly cash sweep of excess cash flow and mandatory prepayments of net cash proceeds from asset sales that would be expected to result in the substantial de-leveraging of the Company over the term of the Proposed Facility. The Proposed Facility would be guaranteed by all of the Company’s subsidiaries and secured by a pledge of substantially all of the Company’s and its

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Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
subsidiaries’ assets. The anchor lenders, which includes the Company’s financial advisor, Credit Suisse Securities (USA) LLC, or their respective affiliates, are expected to be co-lead arrangers of the Proposed Facility. The Company intends to work diligently towards obtaining financing commitments from the anchor lenders and additional lenders and negotiating definitive loan documentation for the Proposed Facility. A critical condition required to refinance the Credit Facility is the successful completion of the Recapitalization (as defined below).
Successful completion of refinancing cannot be assured. If the Company is unable to refinance its Credit Facility, it may not be able to meet its ongoing working capital and expenditure requirements. As a result, there is significant doubt about the Company’s ability to continue as a going concern and accordingly, the appropriateness of the use of accounting principles applicable to a going concern. The financial statements do not reflect any adjustments to the carrying values of assets and liabilities, the reported revenues and expenses and balance sheet classifications that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments could be material to the financial statements.
3. Recapitalization
Strategic Review and Proposed Recapitalization
As previously disclosed, the Company’s Board of Directors initiated a strategic review process in the fall of 2008 that resulted in the decision to pursue a sale transaction of the Company and/or PERH. Financial advisors were retained to conduct an auction based sale process. Upon receipt of final bids, the Board determined that none of the offers would provide adequate value to the Company’s securityholders.
Concurrently with the sale process, the Company was also pursuing options for the refinancing of its Credit Facility. The Company retained Credit Suisse Securities (USA) LLC to lead the refinancing of its Credit Facility and the parties are actively pursuing a replacement of the Credit Facility. The current lending market is such that refinancing the Credit Facility is only feasible if there is no other material debt outstanding, including the Subordinated Notes and the Separated Subordinated Notes. The Board has determined, therefore, that a recapitalization of the Company (the “Recapitalization”) pursuant to which, among other things, the Subordinated Notes and the Separated Subordinated Notes will be converted into equity, is required to obtain refinancing of the Credit Facility and is the best alternative for the Company.

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Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
The Recapitalization, which is subject to approval by the Company’s securityholders and the Supreme Court of British Columbia, would result in all of the Subordinated Notes and Separate Subordinated Notes being converted into newly issued common shares of the Company on the basis of sixteen (16) common shares for every Cdn$2.50 principal amount of Subordinated Notes or Separate Subordinated Notes held. Immediately following the conversion of the Subordinated Notes and Separate Subordinated Notes, all of the common shares of the Company (including the common shares issued on such conversion) would be consolidated on the basis of one common share for every seventeen (17) common shares outstanding.
Upon conversion of the Subordinated Notes and Separate Subordinated Notes, the amount of outstanding debt will be reduced and shareholders’ equity will increase. The Recapitalization will only be implemented concurrently with the completion of the refinancing of the Credit Facility.
In preparation for refinancing and to reduce the loan amount under a new credit facility, on June 19, 2009, the Board of Directors suspended the declaration of cash dividends to holders of the Company’s common shares. Also on June 19, 2009, the board of managers of PERH suspended the declaration of dividends to holders of PERH’s outstanding common membership interests. The Company intends to continue to make its scheduled interest payments on the Subordinated Notes and Separate Subordinated Notes until they are converted into common shares.
See Note 13, Related Party Transactions, for discussion of the impact of proposed recapitalization on related party activity.
4. Significant Accounting Policies
Basis of Presentation
The accompanying interim consolidated financial statements have been prepared in accordance with Canadian GAAP for interim financial information and do not contain all of the disclosures required for annual consolidated financial statements. Accordingly, the interim consolidated financial statements and related notes included herein are unaudited and should be read in conjunction with the annual consolidated financial statements and related notes for the year ended December 31, 2008, included in the Company’s 2008 Annual Report. These statements have been prepared following the same accounting policies and methods of computation as the annual consolidated financial statements of the Company for the year ended December 31, 2008, except as described below.

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Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
Change in Accounting Policy
The Canadian Institute of Chartered Accountants (“CICA”) issued Section 3064, Goodwill and Intangible Assets, which establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The Section applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2008 with early adoption encouraged. The Company’s adoption of this standard did not have a material impact on the consolidated financial statements.
The Company has adopted CICA Emerging Issues Committee Abstract — 171 (“EIC—171”) Future Income Tax Consequences of Exchangeable Interests in an Income Trust or Specified Investment Flow-Through (“SIFT”). Accordingly, future income taxes related to temporary differences associated with the assets and liabilities attributable to the exchangeable interests should not be recorded prior to the conversion of the exchangeable interests. As a result, the Company has retrospectively applied EIC-171 with restatement of prior periods as required by the standard’s transitional provisions. The retrospective application of the pronouncement for the six month period ended June 30, 2008 resulted in an increase in tax expense of $0.2 million with an offsetting $0.2 million reduction allocated to non-controlling interest. As a result, there was no impact on the amount of net loss and comprehensive loss previously reported.
In January 2009, the CICA issued Emerging Issue Committee Abstract — 173 (“EIC—173”) Credit Risk and the Fair Value of Financial Assets and Financial Liabilities. EIC—173 requires that a company take into account its own credit risk and the credit risk of its counterparty in determining the fair value of financial assets and financial liabilities. This Abstract must be applied retrospectively without restatement of prior periods to all financial assets and liabilities measured at fair value in interim and annual financial statements for periods ending on or after January 20, 2009. As a result, the Company recorded an increase of $0.2 million to the 2009 opening balance of shareholders’ deficit and a net decrease of $0.2 million to the value of foreign currency exchange and interest rate swap contracts the cumulative effect on prior years from the adoption of this standard.
Effective January 1, 2011, publicly accountable Canadian entities will be required to prepare financial information in accordance with International Financial Reporting Standards (“IFRS”). IFRS, like current Canadian GAAP, is a principles based set of standards. However, there are areas where the accounting treatment differs from Canadian GAAP. The Company is currently assessing the impact of conversion to IFRS and its corresponding impact on the Company’s financial statements. In conjunction with evaluating the accounting standards, a review of the requirements necessary to provide the information required by

9

Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
IFRS is also being performed. The Company has also retained a service provider to assist with the implementation of IFRS.
In January 2009, the CICA issued three new accounting standards: Section 1582, Business Combinations; Section 1601, Consolidated Financial Statements; and Section 1602, Non-Controlling Interests. These new standards will be effective for fiscal years beginning on or after January 1, 2011.
Section 1582, Business Combinations, replaces Section 1581, Business Combinations. The Section establishes standards for the accounting for a business combination. It provides the Canadian equivalent to the IFRS standard, IFRS 3, Business Combinations. Section 1582 applies prospectively to business combinations for which the acquisition date is on or after January 1, 2011. Earlier application is permitted. The Company does not believe the adoption of this new standard will have a material impact on the consolidated financial statements.
Section 1601, Consolidated Financial Statements and Section 1602, Non-Controlling Interests, together replace Section 1600, Consolidated Financial Statements. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. It is equivalent to the corresponding provisions of IFRS standard, IAS 27, Consolidated and Separate Financial Statements. Sections 1601 and 1602 apply to interim and annual consolidated financial statements relating to fiscal years beginning on January 1, 2011. Earlier adoption is permitted as of the beginning of a fiscal year. The Company is currently evaluating the impact of the adoption of these new standards on the consolidated financial statements.
5. Debt

	June 30, 2009	December 31, 2008
Credit Facility	$131,000	$135,000
Subordinated debt	82,545	78,817
Deferred finance fees	(3,857)	(4,653)
Less:
Reclassification of the Credit Facility and associated deferred finance fees to short-term debt	(130,687)	(134,108)

Total long-term debt	$79,001	$75,056

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Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
Credit Facility
The Company has a $131.0 million term loan outstanding under the Credit Facility that matures in August 2009. The Company has classified all borrowings and deferred finance fees under this facility as short-term debt at June 30, 2009. The Credit Facility bears interest at a rate equal to LIBOR or U.S. Base Rate, plus an applicable margin. The borrower may elect from time to time to convert Eurodollar rate loans to base rate loans or base rate loans to Eurodollar rate loans by providing appropriate notice to the Administrative Agent of the Credit Facility. For the three months and six months ended June 30, 2009, the interest rate was defined using an average LIBOR rate of 0.97% plus 3.75% and 1.35% plus 3.75%, respectively. For the three months and six months ended June 30, 2008, the interest rate was defined using an average LIBOR rate of 2.89% plus 3.75% and 3.47% plus 3.81%, respectively. The Credit Facility is collateralized by the Company’s interests in, and the assets of, all subsidiaries and Projects and requires the Company to meet certain financial covenants including, among other things, maintaining certain defined leverage and coverage ratios. As of June 30, 2009, the Company was in compliance with its debt covenants under its Credit Facility. Amendments to the Credit Facility can be found on SEDAR at www.sedar.com. The Company retained Credit Suisse Securities (USA) LLC to lead the refinancing of its Credit Facility and the parties are actively pursuing a replacement of the Credit Facility.
Subordinated and Separate Subordinated Notes
In 2005, the Company issued subordinated notes (“Subordinated Notes”), forming part of enhanced income securities (“EISs”), of U.S. $59.3 million or Cdn$71.3 million (denominated in Canadian dollars using an exchange rate of Cdn$1.20235 per U.S. $1.00) and an additional U.S. $5.3 million or Cdn$6.3 million (denominated in Canadian dollars using an exchange rate of Cdn$1.17050 per U.S. $1.00) of Subordinated Notes also forming part of EISs. Additionally, in 2005, the Company issued the equivalent of U.S. $15.4 million or Cdn$18.5 million (denominated in Canadian dollars using an exchange rate of Cdn$1.20235 per U.S. $1.00) of separately held subordinated notes (the “Separate Subordinated Notes”), which do not form part of EISs. The Subordinated Notes and Separate Subordinated Notes have a stated annual interest rate of 11.75% and a term of 12 years with a maturity date of August 24, 2017. Amounts payable under the Subordinated Notes and Separate Subordinated Notes in U.S. dollars have been adjusted to reflect the change in foreign exchange rates as of June 30, 2009 and December 31, 2008. For the three months and six months ended June 30, 2009, the Company recorded a loss on foreign currency translation of $6.4 million and $3.7 million, respectively, related to the Subordinated Notes and Separate Subordinated Notes. For the three months and six months ended June 30, 2008, the Company recorded a loss on foreign currency translation of $0.6 million and a gain on foreign currency

11

Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
translation of $2.7 million, respectively, related to the Subordinated Notes and Separate Subordinated Notes. The Subordinated Notes and Separate Subordinated Notes are collateralized by unsecured guarantees of the Company’s subsidiaries and require the Company to meet certain financial covenants including, among other things, maintaining certain defined leverage and coverage ratios. As of June 30, 2009, the Company was in compliance with its debt covenants under the terms of the Subordinated Notes and Separate Subordinated Notes.
Deferred Financing Fees
The Company capitalizes costs associated with the issuance of debt instruments. These costs are being amortized to interest expense over the term of the debt using the effective interest method. In connection with the debt issued and credit facilities entered into in connection with the Company’s initial public offering in August of 2005, the Company paid $8.5 million for financing fees that have been deferred and are being amortized over the term of the underlying credit facilities. In 2007, the Company paid and capitalized fees of $1.1 million associated with amendments to the Credit Facility. In April of 2009, the Company paid and capitalized fees of $0.3 million associated with an amendment to modify a covenant of the Credit Facility related to going concern disclosure in the 2008 audit report for a subsidiary of PERH. These fees are being amortized over the remaining life of the Credit Facility using the effective interest method. For the three months and six months ended June 30, 2009, the Company has amortized $0.7 million and $1.2 million, respectively, of deferred financing fees. For the three months and six months ended June 30, 2008, the Company has amortized $0.5 million and $1.0 million, respectively, of deferred financing fees.
6. Commitments and Contingencies
Environmental Matters
The Company’s operations are subject to a number of federal, state and local laws and regulations relating to the protection of the environment and the safety and health of personnel and the public. Some of the Company’s operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation

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Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
by issuing authorities. These requirements relate to a broad range of activities, including:
•	discharge of pollutants into the air, water and soil;

•	identification, generation, storage, handling, transportation, disposal, record keeping, labeling and reporting of, and the emergency response in connection with, hazardous and toxic materials and wastes including asbestos; and

•	safety and health standards, practices and procedures that apply to the workplace and the operation of facilities.
Management is not aware of any legal or regulatory issues relating to compliance with environmental or safety and health standards that would have a material impact on the business.
7. Non-controlling Interest
The non-controlling interest holds 14.2% of the preferred interest and 17.0% of the common interest in PERH through its Class B preferred and common membership interest ownership. On a collective basis, the non-controlling interest holds 15.4% of the combined total of preferred and common membership interests of PERH. Each Class B common interest is entitled to receive pro rata distributions as and when declared by the board of managers of PERH after payment in full of the Class A preferred return and the Class B preferred return. Upon formation of the Company, Class B investors contributed assets with a lower tax basis than fair value. A deferred tax liability associated with this difference in basis and an offsetting increase in property, plant and equipment and intangible asset value was recorded and ascribed to the non-controlling interest. The increase in the basis of property, plant and equipment and intangible asset balances is being depreciated and amortized over the useful lives of these assets and are fully allocated to the non-controlling interest through the non-controlling interest in Class B Common line item of the Consolidated Statement of Operations.
8. Common Stock
At June 30, 2009, the Company has 31,000,000 common shares issued and outstanding, of which 58,500 common shares were held separately and the remaining 30,941,500 common shares were held as a component of EISs. Each EIS consists of one common share and Cdn$2.50 of aggregate principal amount of 11.75% Subordinated Notes (Note 5). Each shareholder is entitled to one vote per common share on matters presented to the Company’s shareholders for consideration.

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Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
9. Income Taxes
Income tax expense consists of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		Restated (Note 4)		Restated (Note 4)
Future tax provision (benefit):
Federal	(1,607)	599	421	2,008
State	(426)	159	112	533

Total tax (benefit) expense	$(2,033)	$758	$533	$2,541

The principal items which cause the Company’s effective tax rate to be greater than the Canadian statutory tax rate of 33.0% for 2009 and 33.5% for 2008 are the effect of the inclusion of the U.S. federal and state income taxes that are greater than the Canadian statutory tax rate and the valuation allowance on the net operating loss. These items are summarized as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		Restated (Note 4)		Restated (Note 4)
Income tax (benefit) at Canadian Statutory Rate:	$(2,611)	$(781)	$(3,634)	$(2,654)
Additional tax (benefit) from operations in countries with different income tax rates	(594)	(164)	(826)	(555)
Valuation allowance	1,092	1,724	4,907	5,739
Other non-deductible items	80	(21)	86	11

Total tax (benefit) expense	$(2,033)	$758	$533	$2,541

Significant components of the future tax assets and (liabilities) are as follows:

	As of June 30, 2009	As of December 31, 2008
Accrued expenses	$1,949	$2,228
Interest rate swap	241	759

Current future tax assets	2,190	2,987

Foreign currency translation	1,018	—
Asset retirement obligation	1,185	1,143
Intangible assets	6,723	5,681
Interest rate swap	—	—
Net operating loss	37,986	33,079
Valuation allowance	(37,986)	(33,079)

Long-term future tax assets	8,926	6,824

Property, plant and equipment	(17,591)	(16,173)
Foreign currency translation	—	(491)
Investment in PCI	(4,098)	(3,187)

Long-term future tax liability	(21,689)	(19,851)

Net future tax liability	$(10,573)	$(10,040)

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Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
The Company has U.S. net operating loss carryforwards that will start to expire in 2026 and Canadian net operating loss carryforwards that will start to expire in 2016 and 2027. The Company has recorded a full valuation allowance on the net operating loss carryforwards as it is more likely than not that the future tax asset will not be realized. At June 30, 2009 and December 31, 2008 the net current future tax asset balances were $2.2 million and $3.0 million, respectively. At June 30, 2009 and December 31, 2008, the net long-term future tax liability balance was $12.8 million and $13.0 million, respectively. The Company has historically recorded and allocated current and future taxes attributable to the non-controlling interest. The guidance provided in EIC-171, although specifically written to apply to income trusts and other SIFTs, has been determined to be analogous to the ownership structure of PERH. In order to comply with this pronouncement, upon adoption, the net future tax asset of $2.5 million attributable to the non-controlling interest was removed from the balances of future tax assets and liabilities with a corresponding adjustment to the value of the non-controlling interest on the balance sheet as of December 31, 2008. In addition, the income statements for 2008 and 2009 do not include any tax expense attributable to the non-controlling interest.
10. Derivative Instruments and Hedging Activities
The Company has historically utilized certain derivative instruments to enhance its ability to manage financial risk relating to foreign currency and interest rate exposure. Derivative instruments are entered into for periods consistent with the related underlying exposure.
Foreign Currency Exchange Contracts
From date of its inception until June 19, 2009, the Company held foreign currency exchange forward contracts (the “Forward Contracts”) to exchange U.S. dollars for Canadian dollars. Canadian dollars are used to fund interest and cash distributions to both EIS holders and the non-controlling interest as well as interest distributions to the Separate Subordinated Note holders. On June 19, 2009, the Company sold its Forward Contracts (comprised of a series of monthly payments through September 2010) for $1.6 million. Cash distributions to EIS holders and the non-controlling interest were suspended as of June 19, 2009 for distributions subsequent to the distribution paid on June 30, 2009. Interest distributions for EIS holders, the non-controlling interest and holders of the Separate Subordinated Notes for the month of June were declared on the same date and are payable as of July 31, 2009 to holders of record as of June 30, 2009. The Forward Contracts did not qualify as a cash flow hedge for accounting purposes, and the change in the fair value through the point of sale is reflected in income.

15

Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
Interest Rate Swap Contracts
The Company entered into interest rate swap contracts on August 31, 2005 to mitigate the cash flow risk associated with the impact of changing interest rates or payments due under the Credit Facility expiring in August of 2009. The contracts do not qualify as a cash flow hedge for accounting purposes and the change in the fair value of the derivative is recorded in income. At June 30, 2009 the fair value of these contracts was a current liability of $0.7 million. At December 31, 2008 the fair value of these contracts was a current liability of $2.3 million.
11. Capital
The capital of the Company is comprised of debt and EIS units. The capital requirements of the Company are evaluated on an ongoing basis to determine what is required to support the Company’s financial objectives and strategic plan. The Company carries an amount of cash on hand that is reflective of working capital requirements as well as payment requirements associated with interest and distributions. The objectives for managing capital are to safeguard the Company’s ability to operate as a going concern and to provide a return to shareholders.
The Company’s debt balances are subject to certain financial covenant ratios at both the consolidated entity level and at a subsidiary level. The level of equity and debt maintained by the Company has also been determined based on the Company’s evaluation of existing and future operational results and the future plans for the Company. The Company’s capital structure is monitored in relation to economic conditions and the risk characteristics of the Company’s assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of distributions paid to shareholders, issue new EISs, obtain new or additional debt financing, convert existing debt into equity, or sell assets to pay down debt. Any significant acquisition or development opportunities will most likely be financed by a combination of debt and equity.
12. Financial Instruments
Recognition and Measurement
The Company’s financial instruments consist of cash and cash equivalents, receivables and payables, distributions payable to holders of EISs, interest rate swap contracts and short-term and long-term debt. The Company does not enter into financial instruments for trading or speculative purposes. Financial assets are classified as available-for-sale, held-to-maturity, trading or loans and receivables. Financial liabilities are recorded at amortized cost. Initially, all financial assets and financial liabilities must be recorded on the balance sheet at

16

Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
fair value. Subsequent measurement is determined by the classification of each financial asset and financial liability. Unrealized and realized gains and losses on financial assets that are held for trading are recorded in income. All derivatives are marked-to-market and recorded at fair value in the consolidated balance sheet.
Credit Risk
The Company’s financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, accounts receivable and interest rate swap contracts. The Company, in its normal course of business, is exposed to credit risk from its customers. The Company provides estimates for doubtful accounts it deems necessary based on the aging category and specific knowledge of the customer’s ability to pay. No such allowances were recorded at June 30, 2009 or at December 31, 2008. The Company is exposed to credit loss in the event of non-performance by the counterparty to the interest rate swap contracts.
Risks associated with concentrations of credit risk with respect to accounts receivable and interest rate swap contracts are limited due to the credit rating of customers and the swap counterparty and the generally short payment terms and frequent settlement of swap differences.
Market Risk
The Company is subject to interest rate risks as its Credit Facility bears variable interest rates. The Company manages its interest rate risks through the use of interest rate swaps for most of its outstanding debt. As of June 30, 2009, the Company had interest rate swap contracts with its lenders under the Credit Facility, such that the borrowing rates on its outstanding debt are effectively fixed within an interest rate band of 3.98% and 5.00%. The interest rate swap contracts expire on August 24, 2009. The remaining outstanding balance of debt (comprised of Subordinated Notes and Separate Subordinated Notes) has fixed interest rates. Both the Subordinated Notes and Separate Subordinated Notes are subject to currency risk as the debt instruments are denominated in Canadian dollars.
The following table presents a sensitivity analysis for changes in currency exchange rates and the potential impact on the net loss of the Company as of June 30, 2009.

	+10%	-10%

Change to realized and unrealized gain (loss) on foreign currency translation	7,504	(9,172)

17

Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
Liquidity Risk
The Credit Facility matures in August 2009. The Subordinated Notes and Separate Subordinated Notes mature in August 2017. The degree to which the Company is leveraged may reduce its ability to obtain additional financing for working capital, pay distributions and to finance investments to maintain and grow the current levels of cash flows from operations and the Company may be unable to refinance outstanding indebtedness (see Note 2 Going Concern).
To address liquidity risk associated with the maturity of the Credit Facility, management is pursuing replacement of the Credit Facility (see Note 3 Recapitalization). Management also measures liquidity risk through its review of current financial ratios against financial covenants contained in the Credit Facility and Subordinated Note Indenture to determine if there are appropriate actions that can be employed to mitigate liquidity issues.
Derivative Financial Instruments
Derivatives are carried at fair value and are reported as assets where they have a positive fair value and liabilities where they have a negative fair value. Derivatives may be embedded in other financial instruments or contracts. Derivatives embedded in other financial instruments are valued as separate derivatives when their economic characteristics and risks are not clearly and closely related to those of the host contract unless such contracts relate to normal course operations and qualify for the normal purchase and sale exemption in accordance with appropriate accounting standards.
13. Related Party Transactions
The Company has a management agreement in place with the Manager (the “Management Agreement”). The Management Agreement has an initial 20-year term terminating in 2025. The Manager provides various management and administrative services to the Company and its subsidiaries under terms defined in the Management Agreement. According to the terms of the Management Agreement, the Manager may earn an annual incentive fee based on sharing in financial performance above threshold levels. The incentive fee, when earned, is paid annually and is designed to align the financial interests of the Manager with those of the Company. The financial threshold was not achieved for the six months ended June 30, 2009 and 2008 and accordingly an incentive fee was not accrued. For the three months and six months ended June 30, 2009, in accordance with the Management Agreement, the Company recorded management fees of $0.9 million and $1.7 million, respectively. For the three months and six months ended June 30, 2008, in accordance with the

18

Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
Management Agreement, the Company recorded management fees of $0.8 million and $1.6 million, respectively.
As of June 30, 2009 and December 31, 2008, the Company had a net payable due to the Manager and its affiliates of $0.2 million and $0.1 million, respectively. The outstanding balances were subsequently settled. The Company has a right of first offer as set forth in the Management Agreement in respect of certain projects that are wholly-owned by the Manager. For additional information about these rights of first offer, please refer to the Company’s most recent Annual Information Form, which is available on SEDAR at www.sedar.com. On November 1, 2006, in conjunction with the sale of the Manager to Epcor Power LP, the Company entered into an allocation agreement (the “Allocation Agreement”) with certain parties to the sale transaction which allocates rights to new and certain existing development and acquisition opportunities, where such opportunities have been or will be developed or identified by any of the parties to the Allocation Agreement. The principal terms of the Allocation Agreement are summarized in the Company’s most recent Annual Information Form. Copies of the Allocation Agreement and the Annual Information Form are available for review on SEDAR at www.sedar.com.
On closing of the Recapitalization, the Company and the Manager have agreed to make the following amendments to the Company’s management arrangements with the Manager, which are aimed at giving the Company greater control over the business: (a) a new Chief Executive Officer will be selected by and report to PERH; (b) certain key employees of the Manager will be dedicated full-time to all other executive management functions and will report to the new Chief Executive Officer; (c) the Manager will continue to provide certain back office and plant management functions; and (d) the Company will have the right to terminate the Management Agreement upon payment of a termination fee provided that the Manager agrees to the sale, transfer, assignment or redemption of its interests in PERH. The Company intends to effect these changes to the management arrangements in a manner that should be cost neutral and result in a more effective management structure for the Company. Completion of the Recapitalization will be conditional on, among other things, the concurrent completion of the management restructuring.
Concurrently with the completion of the Recapitalization, the capital structure of PERH will be amended to replicate the effects of the Recapitalization and as a result, all of the preferred membership interests of PERH (including those held by EUH) will be converted into newly issued common membership interests of PERH. As such, EUH’s interests in PERH will be treated identically to the interest held by PERC. Additionally, upon closing of the Recapitalization, EUH

19

Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
and the Company will agree to effectively terminate the Allocation Agreement and terminate all rights of first offer existing between EUH and the Company.
14. Basic and Diluted Net Loss Per Share
Basic and diluted net loss per share has been calculated using the weighted average number of common shares outstanding of 31,000,000 for the three months and six months ended June 30, 2009 and 2008. For the three months and six months ended June 30, 2009 and 2008, there were no potentially dilutive securities outstanding.
15. Segment Reporting
The Company owns and operates facilities designed to recycle waste energy under one operating segment. The Company serves as a single source of supply for its customers’ related requirements. The Company’s operations are located in the United States. All sales revenue is generated from the same geographic area.
16. Investment in Joint Venture
The Company has an indirect ownership interest in a joint venture through PERH’s wholly owned subsidiary Harbor Coal LLC (“Harbor Coal”). Harbor Coal owns a 50% interest in PCI Associates, a partnership that operates a pulverized coal facility. The investment is accounted for using the proportionate consolidation method in accordance with Canadian GAAP requirements. The carrying value of Harbor Coal’s interest in PCI Associates reflects a purchase price allocation to adjust the values ascribed to long-term assets to fair value as of August 24, 2005. The excess purchase price allocated to property, plant and equipment and intangible assets has been recorded in the books of Harbor Coal. The consolidated financial statements for the three months and six months ended June 30, 2009 include $0.8 million and $1.6 million, respectively, of related depreciation and amortization. The consolidated financial statements for the three months and six months ended June 30, 2008 include $0.8 million and $1.6 million, respectively, of related depreciation and amortization.
On March 14, 2008, the PCI Partnership Agreement was amended retroactively to January 1, 2008, with the term of the PCI Partnership Agreement extended by twelve years to August 31, 2025. Beginning on January 1, 2008, Harbor Coal’s share of the revenue of PCI Associates is based on tons of coal consumed multiplied by a fixed rate per ton. Under the amendment, inventory adjustments are assumed by the site host and, except for certain defined shared expenses, (property taxes, insurance and depreciation), operating expenses are assumed

20

Primary Energy Recycling Corporation
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
(Unaudited)
by the site host subject to specified thresholds. Operating expenses above specified thresholds are shared ratably. Additionally, the amortization periods for contract value intangible assets recorded on the books of Harbor Coal and the depreciable lives of the property, plant and equipment held by PCI Associates have been extended to correspond to the new expiration date of the PCI Partnership Agreement.
For the three months and six months ended June 30, 2009, Harbor Coal’s recorded share of PCI Associates depreciation was $0.2 million and $0.4 million, respectively. For the three months and six months ended June 30, 2008, Harbor Coal’s share of PCI Associates depreciation was $0.2 million and $0.4 million, respectively. For the three months and six months ended June 30, 2009, there were no excess operating expenses at PCI Associates. For the three months and six months ended June 30, 2008, Harbor Coal’s share of excess operating expenses of PCI Associates was $0.1 million and $0.4 million.
The financial information for Harbor Coal’s 50% share of PCI Associates is as follows:

	June 30, 2009	December 31, 2008
Current assets	$1,365	$394
Non-current assets	12,095	12,469
Current liabilities	769	950
Non-current liabilities	—	—

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue	$1,239	$2,243	$2,926	$4,493
Operating expenses	267	360	527	925
Net income	972	1,885	2,400	3,582

Cash flows provided by operating activities	$1,390	$1,998	$1,501	$2,303
Cash flows used in investing activities	—	—	—	—
Cash flows used in financing activities	(1,660)	(2,010)	(1,622)	(3,035)

21

PRIMARY ENERGY RECYCLING CORPORATION
Management’s Discussion and
Analysis of Financial Condition and Results of Operations
(In US Dollars)
Three Months and Six Months Ended June 30, 2009 and 2008

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following management’s discussion and analysis of the financial condition and results of operations (“MD&A”) of Primary Energy Recycling Corporation (the “Company”) dated July 21, 2009 should be read in conjunction with the unaudited interim consolidated financial statements of the Company for the three months and six months ended June 30, 2009 and 2008. The Company’s financial statements are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). All amounts described in this MD&A are in thousands of U.S. dollars, unless otherwise stated.
Forward-Looking Statements
Certain statements in this MD&A may constitute ‘‘forward-looking statements’’, which reflect the expectations of management regarding future growth, results of operations, performance and business prospects and opportunities of the Company. Such forward-looking statements reflect current expectations regarding future events and operating performance and speak only as of June 30, 2009. These forward-looking statements involve significant risks and uncertainties, and should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.
A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, the factors discussed under ‘‘Risk Factors’’ in this MD&A and in the Company’s most recent Annual Information Form. Additional information relating to the Company, including its Annual Information Form, is available on SEDAR at www.sedar.com. Although the forward-looking statements contained in this MD&A are based on what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this MD&A and, except as required by applicable securities laws, the Company assumes no obligation to update or revise them to reflect new events or circumstances.
Overview
General
The Company is the issuer of enhanced income securities (“EISs”). Each EIS consists of one common share of the Company (the “Common Shares”) and Cdn$2.50 aggregate principal amount of 11.75% subordinated notes of the Company (the “Subordinated Notes”). As at June 30, 2009, there were 30,941,500 EISs outstanding. The Company has also issued, on a private placement basis, separately held subordinated notes, which do not form part of an EIS (the “Separate Subordinated Notes”). As at June 30, 2009, there was Cdn$18.5 million aggregate principal amount of Separate Subordinated Notes outstanding.
The Company owns a majority interest in Primary Energy Recycling Holdings LLC (“PERH”) which is headquartered in Oak Brook, Illinois. PERH indirectly owns and operates four recycling energy projects and has a 50% interest in a pulverized coal facility (“Harbor Coal”) (collectively, the ‘‘Projects’’). The Projects have a combined electrical generating capacity of 283 megawatts and a combined steam generating capacity of 1.8 MMlbs/hour. PERH creates value for its customers by capturing and recycling waste energy from industrial processes and converting it into reliable and economical electricity and thermal energy for its customers’ use.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The Company owns 85.8% of the preferred interests and 83.0% of the common interests in PERH, through its ownership of all of the issued and outstanding Class A common and preferred membership interests of PERH. EPCOR USA Ventures, LLC, (the “Manager”), indirectly holds the remaining 14.2% of the preferred interests and 17.0% of the common interests in PERH, through its ownership of all of the issued and outstanding Class B common and preferred membership interests of PERH.
Going Concern
As further discussed in the Liquidity and Capital Resources section of the MD&A, the $131.0 million term loan outstanding under the Company’s credit facility (the “Credit Facility”) matures in August 2009 and has not yet been refinanced. As a result, the balance of this term loan is now classified as short-term debt resulting in the Company reporting a significant working capital deficit for which current financing sources have not yet been secured.
The Company retained Credit Suisse Securities (USA) LLC to lead the refinancing of its Credit Facility and the parties are actively pursuing a replacement of the Credit Facility. On June 22, 2009, the Company announced it has signed a term sheet with anchor lenders to refinance the Credit Facility. The term sheet provides for a new senior secured term loan facility with a principal amount sufficient to repay the Credit Facility (the “Proposed Facility”). The Proposed Facility would require quarterly scheduled amortization payments, a quarterly cash sweep of excess cash flow and mandatory prepayments of net cash proceeds from asset sales that would be expected to result in the substantial de-leveraging of the Company over the term of the Proposed Facility. The Proposed Facility would be guaranteed by all of the Company’s subsidiaries and secured by a pledge of substantially all of the Company’s and its subsidiaries’ assets. The anchor lenders, which includes the Company’s financial advisor, Credit Suisse Securities (USA) LLC, or their respective affiliates, are expected to be co-lead arrangers of the Proposed Facility. The Company intends to work diligently towards obtaining financing commitments from the anchor lenders and additional lenders and negotiating definitive loan documentation for the Proposed Facility however, there can be no assurance that the Company will be able to secure such commitments on the terms described above or at all. A critical condition required to refinance the Credit Facility is the successful completion of the Recapitalization.
Successful completion of refinancing cannot be assured. If the Company is unable to refinance its Credit Facility, it may not be able to meet its ongoing working capital and expenditure requirements. As a result, there is significant doubt about the Company’s ability to continue as a going concern and accordingly, the appropriateness of the use of accounting principles applicable to a going concern. The financial statements do not reflect any adjustments to the carrying values of assets and liabilities, the reported revenues and expenses and balance sheet classifications that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments could be material to the financial statements.
Recapitalization
Strategic Review and Proposed Recapitalization
As previously disclosed, the Company’s Board of Directors initiated a strategic review process in the fall of 2008 that resulted in the decision to pursue a sale transaction of the Company and/or PERH. Financial advisors were retained to conduct an auction based sale process. Upon receipt of final bids, the Board determined that none of the offers would provide adequate value to the Company’s securityholders.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Concurrently with the sale process, the Company was also pursuing options for the refinancing of its Credit Facility. The Company retained Credit Suisse Securities (USA) LLC to lead the refinancing of its Credit Facility and the parties are actively pursuing a replacement of the Credit Facility. The current lending market is such that refinancing the Credit Facility is only feasible if there is no other material debt outstanding, including the Subordinated Notes and the Separated Subordinated Notes. The Board has determined, therefore, that a recapitalization of the Company (the “Recapitalization”) pursuant to which, among other things, the Subordinated Notes and the Separated Subordinated Notes will be converted into equity, is required to obtain refinancing of the Credit Facility and is the best alternative for the Company.
The Recapitalization, which is subject to approval by the Company’s securityholders and the Supreme Court of British Columbia, would result in all of the Subordinated Notes and Separate Subordinated Notes being converted into newly issued common shares of the Company on the basis of sixteen (16) common shares for every Cdn$2.50 principal amount of Subordinated Notes or Separate Subordinated Notes held. Immediately following the conversion of the Subordinated Notes and Separate Subordinated Notes, all of the common shares of the Company (including the common shares issued on such conversion) would be consolidated on the basis of one common share for every seventeen (17) common shares outstanding.
Upon conversion of the Subordinated Notes and Separate Subordinated Notes , the amount of outstanding debt will be reduced and shareholders’ equity will increase. The Recapitalization will only be implemented concurrently with the completion of the refinancing of the Credit Facility.
In preparation for refinancing and to reduce the loan amount under a new credit facility, on June 19, 2009, the Board of Directors suspended the declaration of cash dividends to holders of the Company’s common shares. Also on June 19, 2009, the board of managers of PERH suspended the declaration of dividends to holders of PERH’s outstanding common membership interests. The Company intends to continue to make its scheduled interest payments on the Subordinated Notes and Separate Subordinated Notes until they are converted into common shares.
Related Party Impact
On closing of the Recapitalization, the Company and the Manager have agreed to make the following amendments to the Company’s management arrangements with the Manager, which are aimed at giving the Company greater control over the business: (a) a new Chief Executive Officer will be selected by and report to PERH; (b) certain key employees of the Manager will be dedicated full-time to all other executive management functions and will report to the new Chief Executive Officer; (c) the Manager will continue to provide certain back office and plant management functions; and (d) the Company will have the right to terminate the Management Agreement upon payment of a termination fee provided that the Manager agrees to the sale, transfer, assignment or redemption of its interests in PERH. The Company intends to effect these changes to the management arrangements in a manner that should be cost neutral and result in a more effective management structure for the Company. Completion of the Recapitalization will be conditional on, among other things, the concurrent completion of the management restructuring.
Concurrently with the completion of the Recapitalization, the capital structure of PERH will be amended to replicate the effects of the Recapitalization and as a result, all of the preferred membership interests of PERH (including those held by EUH) will be converted into newly issued common membership interests of PERH. As such, EUH’s interests in PERH will be treated identically to the interest held by PERC. Additionally, upon closing of the Recapitalization, EUH and the

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Company will agree to effectively terminate the Allocation Agreement and terminate all rights of first offer existing between EUH and the Company.
Non-GAAP Measure
Definition of Distributable Cash
References to “Distributable Cash” are to the amount of cash available for distribution and are based on operating cash flow as adjusted for certain reconciling items considered relevant by management. Distributable Cash is not a recognized measure under Canadian GAAP and does not have a standardized meaning prescribed by Canadian GAAP. Therefore, Distributable Cash may not be comparable to similar measures presented by other issuers.
The Company intends to distribute substantially all cash generated from operations subject to debt covenant compliance and any reserves or debt repayment deemed appropriate and excluding those amounts required for operation of the business on an ongoing basis. As discussed under Liquidity and Capital Resources, on June 19, 2009 the Company suspended distributions to holders of Common Shares for distributions subsequent to the distribution paid on June 30, 2009. Management believes that Distributable Cash is an important measure in evaluating the Company’s performance. However, Distributable Cash should not be construed as an alternative to net earnings or loss determined in accordance with Canadian GAAP as an indicator of the Company’s performance or to cash flows from operating, investing and financing activities, as a measure of liquidity and cash flows. A reconciliation of Distributable Cash to cash flows from operating activities is provided under the heading “Distributable Cash Summary”.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Results of Operations
(in 000’s of US$, except per share data)

	Three Months Ended June 30,
	2009	2008
		Restated (Note 2)
Revenue:
Capacity	$9,018	$9,018
Energy service	3,960	6,590

	12,978	15,608
Expenses:
Operations and maintenance	2,932	2,660
General and administrative	2,867	3,049
Depreciation and amortization	8,489	8,420

Total operating expenses	14,288	14,129

Operating (loss) income	(1,310)	1,479

Other income (expense):
Interest expense	(4,714)	(5,526)
Realized and unrealized gain on derivative hedge contracts	5,196	2,834
Realized and unrealized loss on foreign currency translation	(6,712)	(682)

Loss before income taxes	(7,540)	(1,895)
Income tax benefit (expense) (Note 2)	2,033	(758)

Loss before non-controlling interest	(5,507)	(2,653)

Non-controlling interest in class B Preferred	(381)	(442)
Non-controlling interest in class B Common (Note 2)	505	397

Net loss and comprehensive loss	$(5,383)	$(2,698)

Weighted average number of shares outstanding	31,000,000	31,000,000

Basic and diluted net loss per share (Note 1)	$(0.17)	$(0.09)

Note 1:	Basic and diluted net loss per share has been calculated using the weighted average number of Common Shares outstanding of 31,000,000 for the three months ended June 30, 2009 and June 30, 2008.

Note 2:	Information for the three months ended June 30, 2008 has been restated in accordance with the adoption of Emerging Issue Committee Abstract — 173 Credit Risk and the Fair Value of Financial Assets and Financial Liabilities.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Three Months Ended June 30, 2009 compared to Three Months Ended June 30, 2008
The Company’s revenue of $13.0 million in the second quarter of 2009 decreased $2.6 million, or 16.8%, compared with revenue of $15.6 million for the second quarter of 2008. This decrease is reflective of a decline in the variable portion of Energy Service revenue. Market conditions in the steel industry continued to negatively impact steel production of the Company’s site hosts during the second quarter of the year. The Company’s facilities provide service to the primary operations of the site hosts and while the projected level of operation for those sites is unknown, to the extent the level of operation of the site host’s facilities return to historical levels it will have a favorable impact on variable revenue.
Operating and maintenance expense for the second quarter of 2009 was $2.9 million compared to $2.7 million for the second quarter of 2008, an increase of $0.2 million or 10.2%. The increase was primarily due to additional expenses incurred for environmental system maintenance. In the second quarter of 2009, there were no excess operating and maintenance expenses allocated to Harbor Coal LLC (“Harbor Coal”) as the amount of expenses were below the stipulated threshold for sharing as set under the amended partnership agreement.
General and administrative expense for the second quarter of 2009 was $2.8 million compared to $3.0 million for the second quarter of 2008, a decrease of $0.2 million or 6.0%. The decrease is primarily due to reductions in administrative support expenses, board compensation and professional fees.
Depreciation and amortization expense totaled $8.5 million for the second quarter of 2009 and was essentially flat when compared to the second quarter of 2008.
Operating loss for the second quarter of 2009 was $1.3 million compared to operating income of $1.5 million for the second quarter of 2008, a decrease of $2.8 million. The decrease is driven by the net effect of the items discussed above.
Interest expense for the second quarter of 2009 was $4.7 million compared to $5.5 million for the second quarter of 2008, a decrease of $0.8 million. The decrease was the result of a reduction in interest expense of $0.5 million related to a decline in the interest rate of the Credit Facility and of $0.4 million due to foreign currency translation of the interest paid on the Canadian denominated Subordinated Notes and Separate Subordinated Notes. This decrease is offset by a reduction in interest income of $0.1 million.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Realized and unrealized gain on derivative hedge contracts for the second quarter of 2009 was $5.2 million compared to $2.8 million for the second quarter of 2008, which is reflective of the change in fair value of the foreign currency exchange contracts and interest rate swap agreements held by the Company and the settlement activity associated with those contracts and agreements during the three months ended June 30, 2009 compared to the same period in the prior year. The change in fair value associated with the derivative hedge contracts is primarily due to the strengthening of the Canadian dollar in relation to the U.S. dollar during the second quarter of 2009.
Realized and unrealized loss on foreign currency translation for the second quarter of 2009 was $6.7 million compared to $0.7 million for the second quarter of 2008. The change is primarily due to the strengthening of the Canadian dollar in relation to the U.S. dollar during the second quarter of 2009 and the corresponding impact on the foreign exchange rate used to convert the Subordinated Notes and the Separate Subordinated Notes from Canadian dollars to U.S. dollars.
The Company recorded an income tax benefit for the second quarter of 2009 of $2.1 million based on the change in value of future tax assets and liabilities. For the second quarter of 2008, the Company recorded income tax expense of $0.8 million based on the change in value of future tax assets and liabilities.
Non-controlling interest for the second quarter of 2009 was $0.1 million compared to $0.05 million for the second quarter of 2008. These amounts represent the allocation of the non-controlling interest portion of the consolidated net loss before non-controlling interest to the Class B common interest and interest expense associated with distributions on the Class B preferred non-controlling interest, as well as specifically allocated depreciation and amortization expenses.
Net loss for the second quarter of 2009 was $5.4 million compared to $2.7 million for the second quarter of 2008, an increase of $2.7 million. The increase was the result of the net effect of the items discussed above.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Results of Operations
(in 000’s of US$, except per share data)

	Six Months Ended June 30,
	2009	2008
		Restated (Note 2)
Revenue:
Capacity	$18,036	$18,036
Energy service	9,648	13,783

	27,684	31,819
Expenses:
Operations and maintenance	5,555	5,478
General and administrative	6,036	5,798
Depreciation and amortization	16,978	16,988

Total operating expenses	28,569	28,264

Operating (loss) income	(885)	3,555

Other income (expense):
Interest expense	(9,276)	(11,438)
Realized and unrealized gain (loss) on derivative hedge contracts	3,100	(3,223)
Realized and unrealized (loss) gain on foreign currency translation	(4,037)	2,564

Loss before income taxes	(11,098)	(8,542)
Income tax expense (Note 2)	(533)	(2,541)

Loss before non-controlling interest	(11,631)	(11,083)

Non-controlling interest in class B Preferred	(733)	(880)
Non-controlling interest in class B Common (Note 2)	1,845	2,410

Net loss and comprehensive loss	$(10,519)	$(9,553)

Weighted average number of shares outstanding	31,000,000	31,000,000

Basic and diluted net loss per share (Note 1)	$(0.34)	$(0.31)

Note 1:	Basic and diluted net loss per share has been calculated using the weighted average number of Common Shares outstanding of 31,000,000 for the six months ended June 30, 2009 and June 30, 2008.

Note 2:	Information for the six months ended June 30, 2008 has been restated in accordance with the adoption of Emerging Issue Committee Abstract — 173 Credit Risk and the Fair Value of Financial Assets and Financial Liabilities.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Six Months Ended June 30, 2009 compared to Six Months Ended June 30, 2008
The Company’s revenue of $27.7 million in the first six months of 2009 decreased $4.1 million, or 13.0%, compared with revenue of $31.8 million for the first six months of 2008. This decrease is reflective of a decline in the variable portion of Energy Service revenue. Market conditions in the steel industry continued to negatively impact steel production of the Company’s site hosts during the period. The Company’s facilities provide service to the primary operations of the site hosts and while the projected level of operation for those sites is unknown, to the extent the level of operation of the site host’s facilities return to historical levels it will have a favorable impact on variable revenue.
Operating and maintenance expense for the first six months of 2009 was $5.6 million compared to $5.5 million for the first six months of 2008, an increase of $0.1 million or 1.4%. The increase was primarily due to additional expenses of $0.4 million incurred for boiler repairs and steam turbine maintenance offset by reduced expenses of $0.3 million at the Harbor Coal facility. For the first six months of 2009, there were no excess operating and maintenance expenses allocated to Harbor Coal as the amount of expenses were below the stipulated threshold for sharing as set under the amended partnership agreement.
General and administrative expense for the first six months of 2009 was $6.0 million compared to $5.8 million for the first six months of 2008, an increase of $0.2 million or 4.1%. The increase is comprised of additional professional fees of $0.3 million incurred in support of the proposed sale process offset by reductions of $0.1 million in other general and administrative expenses.
Depreciation and amortization expense totaled $17.0 million for the first six months of 2009 and was essentially flat when compared to the first six months of 2008.
Operating loss for the first six months of 2009 was $0.9 million compared to operating income of $3.6 million for the first six months of 2008, a decrease of $4.5 million. The decrease is driven by the net effect of the items discussed above.
Interest expense for the first six months of 2009 was $9.3 million compared to $11.4 million for the first six months of 2008, a decrease of $2.1 million. The decrease was the result of a reduction in interest expense of $1.4 million related to a decline in the interest rate of the Credit Facility and $0.9 million due to foreign currency translation of the interest paid on the Canadian denominated Subordinated Notes and Separate Subordinated Notes. This decrease is offset by a reduction in interest income of $0.2 million.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Realized and unrealized gain on derivative hedge contracts for the first six months of 2009 was $3.1 million compared to a realized and unrealized loss on derivative hedge contracts of $3.2 million for the first six months of 2008, which is reflective of the change in fair value of the foreign currency exchange contracts and interest rate swap agreements held by the Company and the settlement activity associated with those contracts and agreements during the six months ended June 30, 2009 compared to the same period in the prior year. The change in fair value of the derivative hedge contracts is primarily due to the strengthening of the Canadian dollar in relation to the U.S. dollar in 2009.
Realized and unrealized loss on foreign currency translation for the first six months of 2009 was $4.0 million compared to a realized and unrealized gain on foreign currency translation of $2.6 million for the first six months of 2008. The change is primarily due to the strengthening of the Canadian dollar in relation to the U.S. dollar in 2009 and the corresponding impact on the foreign exchange rate used to convert the Subordinated Notes and the Separate Subordinated Notes from Canadian dollars to U.S. dollars.
The Company recorded income tax expense for the first six months of 2009 of $0.5 million based on the change in value of future tax assets and liabilities. For the first six months of 2008, the Company recorded income tax expense of $2.5 million based on the change in value of future tax assets and liabilities.
Non-controlling interest for the first six months of 2009 was $1.1 million compared to $1.5 million for the first six months of 2008. These amounts represent the allocation of the non-controlling interest portion of the consolidated net loss before non-controlling interest to the Class B common interest and interest expense associated with distributions on the Class B preferred non-controlling interest, as well as specifically allocated depreciation and amortization expenses.
Net loss for the first six months of 2009 was $10.5 million compared to $9.6 million for the first six months of 2008, an increase of $0.9 million. The increase was the result of the net effect of the items discussed above.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Summary of Quarterly Results
(In 000’s of US$, except per share data)

	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter
	2007	2007	2008	2008	2008	2008	2009	2009
Revenues	$19,235	$21,168	$16,211	$15,608	$15,604	$13,447	$14,706	$12,978

Operating income (loss)	$(1,483)	$529	$2,076	$1,479	$1,162	$(1,159)	$425	$(1,310)

Net loss	$(4,134)	$(5,995)	$(6,855)	$(2,698)	$(4,543)	$(8,678)	$(5,136)	$(5,383)

Net loss per share	$(0.13)	$(0.19)	$(0.22)	$(0.09)	$(0.14)	$(0.28)	$(0.17)	$(0.17)

Outstanding Share Data
At June 30, 2009, the Company had 31,000,000 Common Shares outstanding, of which 58,500 Common Shares were held separately and the remaining 30,941,500 Common Shares were held as a component of EISs. Each EIS consists of one Common Share and Cdn$2.50 principal amount of 11.75% Subordinated Notes.
Loss Per Share
Basic loss per share is computed based on the weighted average number of Common Shares outstanding. For the three months and six months ended June 30, 2009 and 2008, there were no potentially dilutive securities issued and outstanding. Accordingly, diluted loss per share is equivalent to basic loss per share.
Liquidity and Capital Resources
For the three months ended June 30, 2009, the Company recorded a decrease in cash and cash equivalents of $4.2 million resulting in a cash balance of $6.6 million as of June 30, 2009. The Company’s primary source of capital has historically been cash flows from operations. The primary use of capital includes the payment of distributions, repayment of debt principal and payment of interest and operating expenses. The Company believes available cash funds, in addition to cash flows to be generated from future operations, will be sufficient to finance the Company’s anticipated maintenance requirements associated with the Company’s operating facilities in the near term. However, the Company has $131.0 million of debt outstanding under its Credit Facility that comes due in August 2009. As a result, the Company has classified all borrowings under Credit Facility as short-term debt as of June 30, 2009 creating a working capital deficiency. Management is currently pursuing refinancing options to cure the working capital deficiency. Successful completion of the refinancing cannot be assured which creates a risk of default for debt repayment and debt covenant violations. See “Risk Factors – The Company May be Unable to Refinance its Debt Under the Credit Facility”.
Cash Flows for the Three Months and Six Months Ended June 30, 2009
Net cash provided by operating activities for the three months ended June 30, 2009 was $4.3 million, which resulted from a net loss of $5.4 million, plus $8.6 million of net non-cash items charged to the Consolidated Statement of Operations, plus $1.1 million representing the net change in the Company’s operating assets and liabilities. The net non-cash items consisted primarily of depreciation of property, plant and equipment and amortization of intangible assets, the gain and loss associated with foreign currency translation and valuation of derivative hedge contracts, income tax expense and amounts allocated to the non-controlling interest. The net change in operating assets and liabilities resulted primarily from a decrease in accounts receivable and increases in accrued property taxes and accrued expenses offset by an increase in other current assets. Net cash provided by investing activities for the three months ended June 30, 2009 was $0.6 million from cash

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
settlements of foreign currency exchange contracts and interest rate swaps. Net cash used in financing activities for the three months ended June 30, 2009 was $9.1 million comprised of the repayment of $4.0 million of debt outstanding under its Credit Facility, $3.4 million of distribution payments to holders of Common Shares, $1.0 million of interest and distribution payments to holders of Class B common and preferred membership interests of PERH and $0.7 million from financing costs.
Net cash provided by operating activities for the six months ended June 30, 2009 was $5.0 million, which resulted from a net loss of $10.5 million, plus $18.6 million of net non-cash items charged to the Consolidated Statement of Operations, less $3.1 million representing the net change in the Company’s operating assets and liabilities. The net non-cash items consisted primarily of depreciation of property, plant and equipment and amortization of intangible assets, the gain and loss associated with foreign currency translation and valuation of derivative hedge contracts, income tax expense and amounts allocated to the non-controlling interest. The net change in operating assets and liabilities resulted primarily from increases in accounts receivable, other current assets and accrued expenses and decreases in accounts payable and accrued property taxes. Net cash used in investing activities for the six months ended June 30, 2009 was $0.6 million from cash settlements of foreign currency exchange contracts and interest rate swaps. Net cash used in financing activities for the six months ended June 30, 2009 was $13.3 million comprised of $6.6 million of distribution payments to holders of Common Shares, repayment of $4.0 million of debt outstanding under the Credit Facility, $2.0 million of interest and distribution payments to holders of Class B common and preferred membership interests of PERH and $0.7 million from financing costs.
Cash Flows for the Three Months and Six Months Ended June 30, 2008
Net cash provided by operating activities for the three months ended June 30, 2008 was $2.5 million, which resulted from a net loss of $2.7 million, plus $7.6 million of net non-cash items charged to the Consolidated Statement of Operations, less $2.4 million representing the net change in the Company’s operating assets and liabilities. The net non-cash items consisted primarily of depreciation of property, plant and equipment and amortization of intangible assets, the gain and loss associated with foreign currency translation and valuation of derivative hedge contracts, income tax expense and amounts allocated to the non-controlling interest. The net change in operating assets and liabilities resulted primarily from increases in accrued property taxes and accrued expenses. These sources of cash were offset by increases in accounts receivable and other assets and reductions in accounts payable and accrued interest. Net cash provided by investing activities for the three months ended June 30, 2008 was $1.2 million which was primarily generated from cash settlements of foreign currency exchange contracts and interest rate swaps. Net cash used in financing activities for the three months ended June 30, 2008 was $8.2 million comprised of the repayment of $3.0 million of revolver debt, $3.9 million of distribution payments to holders of Common Shares and $1.3 million of interest and distribution payments to holders of Class B common and preferred membership interests of PERH.
Net cash provided by operating activities for the six months ended June 30, 2008 was $6.2 million, which resulted from a net loss of $9.5 million, plus $19.7 million of net non-cash items charged to the Consolidated Statement of Operations, less $4.0 million representing the net change in the Company’s operating assets and liabilities. The net non-cash items consisted primarily of depreciation of property, plant and equipment and amortization of intangible assets, the gain and loss associated with foreign currency translation and valuation of derivative hedge contracts, income tax expense and amounts allocated to the non-controlling interest. The net change in operating assets and liabilities resulted primarily from increases in accounts receivable and other assets and reductions

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
in accounts payable and accrued property taxes. Net cash provided by investing activities for the six months ended June 30, 2008 was $2.9 million primarily generated from cash settlements of foreign currency exchange contracts and interest rate swaps. Net cash used in financing activities for the six months ended June 30, 2008 was $13.4 million comprised of the repayment of $3.0 million of revolver debt, $7.9 million of distribution payments to holders of Common Shares and $2.5 million of interest and distribution payments to holders of Class B common and preferred membership interests of PERH.
Long-Term Debt and Credit Facility
At June 30, 2009, the amount of outstanding debt under the Credit Facility was $131.0 million. Also included in outstanding debt is $82.5 million aggregate principal amount of Subordinated Notes and Separate Subordinated Notes. The Credit Facility has a maturity date of August 24, 2009. As a result, the Company has classified all borrowings under the Credit Facility as short-term debt as of June 30, 2009. Management is currently pursuing refinancing options for the Credit Facility (see Recapitalization disclosure). The Subordinated Notes and Separate Subordinated Notes have a 12-year term with a maturity date of August 24, 2017.
The terms of the Credit Facility, as well as the terms of the Subordinated Notes and Separate Subordinated Notes, require the Company to meet certain financial covenants including, among other things, maintaining certain defined leverage and coverage ratios. As of June 30, 2009, the Company was in compliance with its debt covenants under its Credit Facility, Subordinated Notes and Separate Subordinated Notes. The amendments to the Credit Facility can be found on SEDAR at www.sedar.com.
Cash Available for Distribution
The Company pays interest on the Subordinated Notes and Separate Subordinated Notes as required under the terms of the Subordinated Notes and Separate Subordinated Notes and distributions on the Common Shares (when declared) in equal monthly amounts. Declarations of distributions on the Common Shares are based on periodic reviews of the Company’s estimated annual earnings and related estimated annual cash flows. For the three months and six months ended June 30, 2009, the Company generated Cdn$5.9 million and Cdn$13.6 million, respectively, of Distributable Cash and distributed Cdn$5.9 million and Cdn$13.3 million, respectively, for a payout ratio of 99.3% and 97.6%, respectively. For the three months and six months ended June 30, 2008, the Company generated Cdn$8.3 million and Cdn$17.0 million, respectively, of Distributable Cash and distributed Cdn$7.4 million and Cdn$14.9 million, respectively, for a payout ratio of 89.2% and 87.5%, respectively. The Board of Directors monitors the distribution policy of the Company with respect to excess cash, forecasted cash flows, debt levels and spending plans for the long-term and may adjust distributions on the Common Shares to retain appropriate liquidity for business operations, any reserves deemed appropriate and to meet debt covenant requirements. On June 19, 2009, the Board of Directors suspended the declaration of cash dividends to holders of the Company’s common shares. Also on June 19, 2009, the board of managers of PERH suspended the declaration of dividends to holders of PERH’s outstanding common membership interests. The Company intends to continue to make its scheduled interest payments on the Subordinated Notes and Separate Subordinated Notes until they are converted into common shares. As of June 30, 2009, the Company’s cumulative Distributable Cash since its initial public offering in August of 2005 was approximately Cdn$125.3 million. Total distributions declared, including distributions to non-controlling interests during the same period, reached approximately Cdn$130.9 million, representing a payout ratio of 104.4%. Funding of cash distributions in excess of the amount of Distributable Cash generated has been from cash on hand and settlement of working capital balances.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Distributable Cash Summary
(in 000’s of US$, except per share data and as otherwise indicated)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Reconciliation of cash flows from operating activities to Distributable Cash:
Cash provided by operating activities	$4,267	$2,476	$4,999	$6,196
Add:
Cash interest expense (i)	4,036	5,059	8,133	10,507
Changes in operating assets and liabilities (ii)	(1,062)	2,421	3,085	3,956
Accretion of asset retirement obligations (iii)	(62)	(58)	(124)	(116)
Less:
Interest on credit facility (i)	1,612	2,305	3,462	5,082
Interest on Separate Subordinated Notes (i)	468	464	932	928

Distributable Cash (Note 1)	$5,099	$7,129	$11,699	$14,533

Per Common and equivalent Common Share (Note 2)	$0.14	$0.19	$0.31	$0.39

Interest on EIS Subordinated Notes	$1,963	$1,944	$3,907	$3,888
Distributions on Common Shares	2,259	3,350	5,609	6,700
Distributions on non-controlling Class B preferred interest	382	380	762	760
Distributions on non-controlling Class B common interest	458	685	1,143	1,370

Total distributions (Note 3)	$5,062	$6,359	$11,421	$12,718

Per Common and equivalent Common Share (Note 2)	$0.14	$0.17	$0.31	$0.34

Hedge rate (Cdn$ per US $) (Note 4)	$1.1587	$1.1712	$1.1658	$1.1712
Distributable Cash (Cdn$) (Note 1)	$5,908	$8,349	$13,639	$17,021

Per Common and equivalent Common Share (Cdn$) (Note 2)	$0.16	$0.22	$0.37	$0.46

Hedge rate (Cdn$ per US $) (Note 4)	$1.1587	$1.1712	$1.1658	$1.1712
Total distributions (Cdn$) (Note 3)	$5,865	$7,448	$13,315	$14,896

Per Common and equivalent Common Share (Cdn$) (Note 2)	$0.16	$0.20	$0.36	$0.40

Excess distributable cash (Cdn$)	$43	$901	$324	$2,125

Per Common and equivalent Common Share (Cdn$) (Note 2)	$0.00	$0.02	$0.01	$0.06

Payout Ratio	99.3%	89.2%	97.6%	87.5%

(i):	To adjust cash flow from operating activities to reflect cash interest expense prior to distributions on EIS Subordinated Notes.

(ii):	Change in operating assets and liabilities is excluded from the computation of distributable cash as it would induce cash flow variability and affect the underlying amount of cash flow from operating activities.

(iii):	To adjust for projected cash requirements associated with accretion of asset retirement obligations.

Note 1:	Distributable Cash is not a recognized measure under Canadian GAAP and does not have a standardized meaning prescribed by Canadian GAAP. Therefore, Distributable Cash may not be comparable to similar measures presented by other issuers. Management believes that Distributable Cash is an important measure in evaluating the Company’s performance. Distributable Cash is not intended to be representative of cash flow or results of operations determined in accordance with Canadian GAAP.

Note 2:	Common and equivalent Common Share computation for Distributable Cash purposes assumes 31,000,000 Common Shares are outstanding for the full period and the conversion of Class B common membership interests of PERH into equivalent Common Shares. For the three months and six months ended June 30, 2009 and 2008, the number of Common and equivalent Common Shares outstanding is 37,265,455.

Note 3:	Includes distributions declared, but not distributed in the reporting period.

Note 4:	Hedge rate is based on weighted average of outstanding hedge contracts in place in each respective period.

Note 5:	Distributable Cash, which is not a defined measure under Canadian GAAP, has been prepared by management using reasonable and supportable assumptions which reflect the Company’s planned courses of action given management’s judgment about the most probable set of economic conditions. Actual results may vary perhaps materially from the assumptions made and readers are cautioned not to place undue reliance on the calculations.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cash flows from operating activities	$4,267	$2,476	$4,999	$6,196

Net loss and comprehensive loss	$(5,383)	$(2,698)	$(10,519)	$(9,553)

Actual cash distributions paid or payable relating to the period	$5,062	$6,359	$11,421	$12,718

Shortfall of cash flows from operating activities over cash distributions paid	$(795)	$(3,883)	$(6,422)	$(6,522)

Shortfall of net loss and comprehensive loss over cash distributions paid	$(10,445)	$(9,057)	$(21,940)	$(22,271)

For the three months and six months ended June 30, 2009, distributions declared exceeded net loss and comprehensive loss by $10.4 million and $21.9 million, respectively. For the three months and six months ended June 30, 2008, distributions declared exceeded net loss and comprehensive loss by $9.1 million and $22.3 million, respectively. The Company does not use net income (loss) as a basis to evaluate or determine distributions as net income (loss) (in accordance with Canadian GAAP) includes expenses which do not affect cash. For the three months and six months ended June 30, 2009, distributions declared exceeded cash flows from operating activities by $0.8 million and $6.4 million, respectively. For the three months and six months ended June 30, 2008, distributions declared exceeded cash flows from operating activities by $3.9 million and $6.5 million, respectively. To determine cash available for distribution, the Company uses cash flows from operating activities as adjusted for certain reconciling items. Any short falls between cash available for distribution and actual distributions have been funded by a combination of existing cash on hand and settlement of outstanding working capital balances.
Foreign Currency Exchange Contracts
From date of its inception until June 19, 2009, the Company held foreign currency exchange forward contracts (the “Forward Contracts”) to exchange U.S. dollars for Canadian dollars. Canadian dollars are used to fund interest and cash distributions to both EIS holders and the non-controlling interest as well as interest distributions to the Separate Subordinated Note holders. On June 19, 2009, the Company sold its Forward Contracts (comprised of a series of monthly payments through September 2010) for $1.6 million. Cash distributions to EIS holders and the non-controlling interest were suspended as of June 19, 2009 for distributions subsequent to the distribution paid on June 30, 2009. Interest distributions for EIS holders, the non-controlling interest and holders of the Separate Subordinated Notes for the month of June were declared on the same date and are payable as of July 31, 2009 to holders of record as of June 30, 2009. The Forward Contracts did not qualify as a cash flow hedge for accounting purposes, and the change in the fair value through the point of sale is reflected in income.
Interest Rate Swap Contracts
The Company entered into interest rate swap contracts on August 31, 2005. The contracts were purchased to mitigate the cash flow risk associated with the impact of changing interest rates on payments due under the Credit Facility expiring in August 2009. The contracts do not qualify as a cash flow hedge for accounting purposes and the change in the fair value of the derivative, which is based on changes in interest rates, is recorded in income. For the three months and six months

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
ended June 30, 2009, contract settlements and the net impact of the change in the fair value of the contracts resulted in a realized and unrealized net loss of $0.2 million and $0.2 million, respectively. For the three months and six months ended June 30, 2008, contract settlements and the net impact of the change in the fair value of the agreements resulted in a realized and unrealized net gain of $1.3 million and a realized and unrealized net loss of $0.9 million, respectively. At June 30, 2009, the fair value of these contracts was a current liability of $0.7 million. At December 31, 2008, the fair value of these contracts was a current liability of $2.3 million.
Commitments and Contractual Obligations
The following table reflects the Company’s contractual obligations and commitments related to outstanding indebtedness as of June 30, 2009, including payments due for each of the next five years and thereafter.
Maturities of debt are as follows (in 000’s):

	June 30, 2009
	Balance	2009	2010	2011	2012	2013	Thereafter

Credit Facility	$131,000	$131,000	$—	$—	$—	$—	$—
Subordinated debt	82,545	—	—	—	—	—	82,545

Total	$213,545	$131,000	$—	$—	$—	$—	$82,545

The Company pays a management fee under the Management Agreement (defined below) which continues through August 2025. For a more detailed discussion, please see “Transactions with Related Parties”.
The Company has no off-balance sheet debt or similar obligations.
Transactions with Related Parties
The Manager provides management and administrative services to the Company and its subsidiaries pursuant to the terms of a management agreement (the “Management Agreement”) for which it earns a fixed fee that adjusts annually based on inflation factors. The Manager has the opportunity to earn an incentive fee under the Management Agreement. The incentive fee is designed to align the financial interests of the Manager with those of the Company. The incentive fee for each year will equal 25% of the product of (a) the excess of the Company’s Distributable Cash per Common Share over the Targeted Annual Distributable Cash (as defined in the Management Agreement) and (b) the weighted average number of EISs, Common Shares not represented by EISs and Class B common membership interests of PERH outstanding for such fiscal year. The Management Agreement has an initial 20-year term which commenced on August 24, 2005. A detailed description of the principal terms of the Management Agreement is included in the Company’s most recent Annual Information Form. Copies of the Management Agreement and the Annual Information Form are available for review on SEDAR at www.sedar.com.
On November 1, 2006, in conjunction with the sale of the Manager to Epcor Power LP, the Company entered into an allocation agreement (the “Allocation Agreement”) with certain parties to the sale transaction which allocates rights to new and certain existing development and acquisition opportunities where such opportunities have been or will be developed or identified by any of the parties to the Allocation Agreement. The principal terms of the Allocation Agreement are summarized in the Company’s most recent Annual Information Form. Copies of the Allocation Agreement and the Annual Information Form are available for review on SEDAR at www.sedar.com.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Critical Accounting Estimates
The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Management bases its estimates on historical experience and other assumptions, which it believes are reasonable. If actual amounts are ultimately different from these estimates, the revisions are included in the Company’s results of operations for the period in which the actual amounts become known.
Accounting policies are considered critical when they require management to make assumptions about matters that are highly uncertain at the time the estimate is made and when different estimates than those management reasonably could have made have a material impact on the presentation of the Company’s financial condition, changes in financial condition or results of operations. The following is a description of the Company’s accounting policies that management believes require subjective and complex judgments, and could potentially have a material effect on the reported financial condition and results of operations.
Revenue Recognition
Revenue is recorded as services are delivered. Revenue is recorded on the accrual basis and may include estimates for services delivered. Capacity revenue represents the fixed revenue amounts established in the tolling agreements with the Company’s customers and is billed on a monthly basis. Energy Service revenue represents the revenue earned based on measurements of services performed and delivered each period. The Company provides estimates for doubtful accounts it deemed necessary based on the aging category and specific knowledge of the customer’s ability to pay.
Property, Plant and Equipment
Property, plant and equipment have been adjusted, giving effect to the purchase method of accounting. Depreciation for all asset classes is recorded on a straight-line basis over the estimated useful lives of the assets. Generally, the estimated useful lives are 30 years for buildings, plant and equipment. The estimated useful life of office furniture and equipment is 7 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations and maintenance expense as incurred. The carrying amount for long-lived assets is reviewed for impairment whenever events or changes in circumstances indicate that impairment may have occurred.
Intangible Assets
Identifiable intangible assets were fair valued based on valuation techniques for the purpose of applying purchase accounting to the acquisition of PERH on August 24, 2005 and represent contract rights associated with customer contracts and nitrogen oxide allowances. The respective intangible values are amortized over specified time horizons and evaluated for impairment if events or changes in circumstances indicate that the asset might be impaired. Fair value under Canadian GAAP is defined as “the amount of the consideration that would be agreed upon in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act”. Assessing the fair value of intangible assets requires management estimates on future cash flows to be generated by the assets.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Impairment of Long-Lived Assets
Management continually evaluates whether events or circumstances have occurred that indicate that the remaining estimated useful lives of property, buildings and equipment may warrant revision or that the remaining balances may not be recoverable. If this review indicates that the assets will not be recoverable, as determined based on the undiscounted future cash flows from the use of the assets, the carrying value of the assets will be reduced to their estimated fair value.
Asset Retirement Obligations
The fair value of estimated asset retirement obligations is recognized in the consolidated balance sheet when identified and a reasonable estimate of fair value can be made. The asset retirement cost, equal to the estimated fair value of the asset retirement obligation, is capitalized as part of the cost of the related long-lived asset. The fair value of asset retirement obligations depends on the total undiscounted amount of the estimated cash flows required to settle the obligations and the appropriate credit-adjusted risk-free discount rate used to discount estimated cash flows to fair value. The asset retirement costs are amortized over the asset’s estimated useful life and included in depreciation expense on the consolidated statement of operations and accumulated shareholders’ deficit. Increases in the asset retirement obligation resulting from the passage of time are recorded as accretion of asset retirement obligation, and are included in general and administrative expenses in the consolidated statement of operations and shareholders’ deficit. Actual expenditures incurred are charged against the accumulated obligation.
Future Income Taxes
The Company utilizes the liability method of accounting for income taxes under which future income tax assets and liabilities are recognized based on the differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. Future tax balances are determined by using estimates of future tax rates expected to be in effect when the taxes will actually be paid or refunds received.
Accounting for Derivatives
The Company applies the Canadian Institute of Chartered Accountants (“CICA”) Section 3865 pertaining to hedges, which establishes standards for the identification, designation, documentation and effectiveness of hedging relationships for the purpose of applying hedge accounting. The purpose of hedge accounting is to ensure that gains, losses, revenues and expenses from effective hedging relationships are recorded in the income statement in the same period.
Risk Factors
The Company’s future performance and ability to generate sufficient cash flow to meet its monthly cash distributions to holders of EISs, and the Common Shares and Subordinated Notes represented thereby, involves a number of risks and uncertainties. Any of these risks and uncertainties could have a material adverse effect on the results of operations, business prospects, financial condition, the cash available for distribution to holders of EISs, Common Shares, or Subordinated Notes or on the market price or value of EISs, Common Shares or Subordinated Notes. The following is a list of some of the risks facing the Company. Additional risks are discussed in the Company’s most recent Annual Information Form which is available for review on SEDAR at www.sedar.com.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The Company May be Unable to Refinance its Debt Under the Credit Facility
The Company does not currently have sufficient cash on hand to pay the amounts that will come due under the Credit Facility on August 24, 2009 nor does the Company have commitments to refinance the Credit Facility. If the Recapitalization is not consummated, there is a significant risk that the Company will not be able to refinance the Credit Facility prior to its maturity. If the Company is not able to refinance or extend the term of the Credit Facility on or prior to its maturity date, there will be an event of default under the Credit Facility and all amounts outstanding under the Credit Facility will become due and payable. In such a case, the collateral agent will be entitled on behalf of the lenders to, among other things, sell the Company’s assets and apply the proceeds to repay the amounts outstanding under the Credit Facility. An event of default under the Credit Facility in these circumstances will also result in, among other things, an immediate event of default under the Subordinated Note Indenture, and the Company will be prohibited from making payments of principal or interest on the Subordinated Notes or Separate Subordinated Notes or making any dividend payments on the Common Shares until all amounts outstanding under the Credit Facility are repaid in full.
The Company’s financial statements are presented on the assumption that we continue as a going concern in accordance with Canadian GAAP. The going concern basis of presentation assumes that we will continue operations for the foreseeable future and will be able to realize assets and discharge liabilities and commitments in the normal course of business. If this assumption were not used, adjustments would have to be made to the carrying value of our assets and liabilities, reported revenues and expenses and balance sheet classifications. If we are unable to refinance the Credit Facility, based on our current liquidity position and forecasted operating cash flows and capital requirements for the next twelve months, there is significant doubt about the appropriateness of using the going concern assumption.
The Company May be Required to Pursue Other Alternatives That Could Have a Negative Effect on the Company and its Stakeholders, Including the Sale of Core Assets or Non Consensual Proceedings Under Creditor Protection Legislation
In the event that the Recapitalization is not implemented and we are unable to refinance or extend the maturity date of the Credit Facility:
(a)	there will likely be an event of default under the Credit Facility and all amounts outstanding under the Credit Facility will become due and payable, which will result in, among other things, a cross default under the Subordinated Note Indenture;

(b)	the Company’s long term debt will not be reduced and the associated net reduction in debt service costs would not be achieved; and

(c)	there is a risk that the Company’s cash flow from operations and available liquidity would be insufficient to provide adequate funds to finance its operations and the Company may be unable to meet its obligations as they generally become due.
To mitigate the factors listed above, in the event that the Recapitalization is not implemented, we may be required to pursue other alternatives that could have a negative effect on the Company and its stakeholders, including the sale of core assets or non consensual proceedings under creditor protection legislation.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Financing Arrangements Could Impact the Business of the Company
The Company is seeking to obtain new credit facilities to refinance the Credit Facility. The Company does not have commitments to refinance the Credit Facility, and the terms of any refinancing are not yet known and will be dependent on market conditions. Any borrowings by the Company under any credit facilities obtained in the future may increase the level of financial risk to the Company. To the extent that borrowings accrue interest at rates higher than under the Credit Facility, are subject to additional fees or are subject to additional mandatory prepayments of principal, an increased amount of cash will be required to service interest and principal payments under the new credit facilities and will be unavailable for operations. In addition, the amount of cash available for operations will vary from time to time if the interest rates are not fixed. The new credit facilities may also include covenants, events of default and other terms that are more restrictive on the operations of the Company and its subsidiaries than the restrictions under the Credit Facility. In addition, the Company currently has existing indebtedness and other project based financing arrangements in place with various lenders. These project based financing arrangements are typically secured by all of the Project’s assets, contracts and equity interests, as well as the equity interests of certain holding companies. The terms of these project based or other financing arrangements generally impose many covenants and obligations on the part of the borrowers and guarantors. In many cases, a default by any party under other Project operating agreements (such as a power purchase agreement, operations and maintenance agreement or a steam sales agreement) will also constitute a default under the Project’s existing indebtedness or other financing arrangement. Failure to comply with the terms of these loans or other financing arrangements, or events of default thereunder, may prevent cash distributions by the Project and may entitle the lenders to demand repayment and enforce their security against the Project’s assets. In addition, if an event of default under any project financing should occur, the lenders are entitled to take possession of their security.
Primary Energy Derives its Revenues From Only Two Steel Industry Customers
All of PERH’s revenues are generated from providing services to entities controlled by only two underlying customers. The percentage of PERH’s revenues generated by each major customer for the year ended December 31, 2008 was 85% and 15%, respectively. In addition, both of PERH’s customers are participants in the U.S. steel industry and, as such, their businesses are affected by risks relating to the steel industry. In particular, the steel industry is cyclical in nature and may be affected by prevailing economic conditions in major world economies. Continuation of a recession in the United States, Canada or globally (or concerns that a recession could continue for a prolonged period) could substantially decrease the demand for steel products and adversely affect the financial condition, production and business of our customers. The steel industry is particularly sensitive to trends in cyclical industries such as non-residential construction, appliance, machinery and equipment, and transportation industries. A disruption or downturn in any of these industries or markets could materially adversely impact the financial condition, production and business of PERH’s customers. A material adverse impact to the business of either of our customers may adversely affect the Projects and the financial condition of PERH.
Projects May Not Operate as Planned
The revenue produced by the Projects is dependent, in whole or in part, on the amount of electric energy and thermal energy generated by them. The ability of the Projects to generate the maximum amount of energy to be distributed to hosts is the primary determinant in the amount of cash that will be distributed to the Company, and that will in turn be available for distribution to holders of EISs, Common Shares and Subordinated Notes. With respect to each of the Projects, there is a risk of equipment failure (of both Project equipment and equipment operated by the host) for various reasons including, without limitation, component failures, latent defect, design error, operator error,

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
weather conditions or force majeure which could adversely affect revenues and cash available for distribution. For Project equipment, it is expected that annual capital maintenance expenditures will approximate historical spending levels and will be funded from cash generated from operations. To the extent that maintenance spending corresponds to historical requirements it is not anticipated that there will be a negative impact on distributions. To the extent that such equipment requires either longer than anticipated down times or unexpected capital requirements for maintenance and repair, or suffers disruptions of energy generation for other reasons, the amount of cash available for distribution may be adversely affected.
Neither PERH nor its subsidiaries control, or have contractual rights in respect of, the operations of its customers. The host steel mills have the ability to run their plants at their discretion. Since some of the Projects are affected by the level of production at these host steel mills, a Project’s performance may be impacted by its host’s operational decisions. Such operational decisions include, without limitation, production levels and which blast furnaces the host steel mills choose to run.
The Projects Depend on their Electricity and Thermal Energy Customers
Each Project relies for its revenues on one or more tolling agreement, lease agreement, or other agreement with its host. The amount of cash available for distribution to holders of EISs, Common Shares and Subordinated Notes is highly dependent upon customers under such agreements fulfilling their contractual obligations. There is no assurance that these customers will perform their obligations or make required payments on a timely basis. Each of the Projects is dependent upon its industrial host continuing operations at those Projects. Under the revenue producing agreements governing each Project, these hosts are not precluded from ceasing all operations at the Projects, whether due to unforeseen circumstances, force majeure or at the discretion of the host. Any such cessation of operations by a host at a Project would result in customers ceasing purchases of thermal or electric energy from the Projects, which would not necessarily result in an actionable breach of the Project’s revenue producing contracts. Certain Projects rely on their industrial hosts for waste fuel and derive a significant portion of their revenue based on output rather than strictly on capacity payments. Accordingly, these Projects rely on their industrial hosts to maintain industrial operations at a high level of output. Various conditions that are not within the control of the Company or the Project operators, and may not be within the control of the host industrial companies, may directly or indirectly result in significant reduction or cessation of industrial operations at any given Project. These conditions include, but are not limited to, competitive pressures, mergers or acquisitions, adverse financial or economic conditions or events (including foreclosure, bankruptcy or liquidation of the industrial company), environmental constraints or incidents, weather conditions, labor actions, fuel shortages, equipment malfunction or refurbishment, accidents or sabotages, mismanagement, governmental action and force majeure. If any of the hosts were to materially curtail or cease manufacturing operations that require energy from a Project, a material portion of the Project’s revenues could be interrupted or would cease, and any contractual remedy or insurance coverage available to the Company may not be sufficient to cover such shortfalls. Moreover, substantial short or long-term changes in industrial operating levels short of material curtailment or cessation of operations can result from decisions by management of the industrial hosts. These changes are not predictable, and such changes may produce material volatility in revenues from any of the Projects so affected.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The Company has Limited Control Over the Harbor Coal Project
The Projects are wholly-owned, indirectly, by the Company, with the exception of the Harbor Coal Project. Harbor Coal LLC, an indirect subsidiary of PERH, owns a 50% general partnership interest in PCI Associates which in turn owns the Harbor Coal Project. Harbor Coal LLC has limited control over the operation of the Harbor Coal Project. III/PCI, Inc., the other general partner of PCI Associates and an affiliate of Ispat Inland Inc., manages the operations of the Harbor Coal Project. Ispat Inland Inc. is an indirect subsidiary of Mittal Steel.
While recent amendments to the Harbor Coal contract reduce the risk ascribed to Harbor Coal’s interest, PERH still has limited control which results in a number of risks at the Harbor Coal Project. The amount of coal consumed is a function of the efficiency of the host’s operations and its determination of the amount of hot metal produced per day for use in steel production and the amount of coal utilized per unit of steel production. These factors impact the amount of coal consumed and correspondingly the profitability of the Harbor Coal Project. PERH must also rely on the technical and management expertise of III/PCI, Inc. to oversee operations and maintenance of the Harbor Coal Project. PERH is also reliant on accounting policies, procedures and financial reporting of Mittal Steel as they impact the accounting and financial reporting of PCI Associates. To the extent that III/PCI, Inc. does not fulfill its obligation to manage the operations of the Harbor Coal Project, or is not effective in doing so, the amount of cash available for distribution may be adversely affected.
Substantial Indebtedness Could Negatively Impact the Financial Flexibility of the Company and the Projects
The degree to which the Company is leveraged on a consolidated basis could have important consequences to the holders of EISs, Common Shares, Subordinated Notes and Separate Subordinated Notes including:
•	the Company’s ability in the future to obtain additional financing for working capital, capital expenditures or other purposes may be limited;

•	the Company may be unable to refinance indebtedness on terms acceptable to the Company or at all;

•	defaults under senior indebtedness may prevent the Company from making payments on the Subordinated Notes and Separate Subordinated Notes;

•	a significant portion of the Company’s cash flow (on a consolidated basis) is likely to be dedicated to the payment of the principal of and interest on its indebtedness, including the Subordinated Notes, thereby reducing funds available for future operations, capital expenditures and/or distributions on its Common Shares;

•	the Company may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures; and

•	the Company may be at a competitive disadvantage to its competitors that have less indebtedness.
The Subordinated Note Indenture governing the Subordinated Notes does not limit the Company’s ability to issue additional Subordinated Notes to be represented by additional EISs.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Future Distributions are not Guaranteed
The Company’s only source of cash flow for payment of dividends on its Common Shares and interest on its Subordinated Notes is distributions on its membership interest in PERH. While the Company is contractually obligated to make interest payments on the Subordinated Notes, the Company’s Board of Directors or PERH’s Board of Managers may, at their respective discretion, amend or repeal the existing distribution policy relating to equity distributions. Future equity distributions from these companies, if any, will depend on, among other things, the results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that the Board of Directors or Managers may deem relevant. Either of these Boards may decrease the level of equity distributions provided for in their existing distribution policies or entirely discontinue such distributions. The Subordinated Note Indenture and the Credit Facility contain significant restrictions on the ability to make distributions, including if the Company defers interest on the Subordinated Notes under the Subordinated Note Indenture, restrictions on the payment of dividends until the Company has paid all deferred interest, together with accrued interest thereon.
In addition, the Company’s after-tax cash flow available for distributions and interest payments would be reduced if the Subordinated Notes were treated as equity rather than debt for U.S. federal income tax purposes. In that event, the stated interest on the Subordinated Notes could be treated as a dividend and would not be deductible by the Company for U.S. federal income tax purposes. The inability to deduct interest on the Subordinated Notes could materially increase the Company’s taxable income and, thus, the Company’s U.S. federal and applicable state income tax liability. If this were to occur, the Company’s after-tax cash flow available for distributions and interest payments may be reduced. The additional tax due to federal and state authorities in that event could adversely affect the Company’s financial position, cash flows and liquidity, and could also adversely affect its ability to continue as a going concern. In addition, non-U.S. holders of the EISs could be subject to withholding taxes on the payment treated as dividends on equity, which could subject the Company to additional liability for the withholding taxes that it did not collect on such payments.
Recent Accounting Pronouncements

Goodwill and Intangible Assets
The CICA issued Section 3064, Goodwill and Intangible Assets, which establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The Section applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2008 with early adoption encouraged. The Company’s adoption of this standard did not have a material impact on the consolidated financial statements.
Business Combinations, Consolidated Financial Statements and Non-Controlling Interests
In January 2009, the CICA issued three new accounting standards: Section 1582, Business Combinations; Section 1601, Consolidated Financial Statements; and Section 1602, Non-Controlling Interests. These new standards will be effective for fiscal years beginning on or after January 1, 2011.
Section 1582, Business Combinations, which replaces Section 1581, Business Combinations. The Section establishes standards for the accounting for a business combination. It provides the Canadian equivalent to the IFRS standard, IFRS 3, Business Combinations. Section 1582 applies prospectively to business combinations for which the acquisition date is on or after January 1, 2011. Earlier application is permitted. The Company is currently evaluating the impact of the adoption of this new standard on the consolidated financial statements.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Section 1601, Consolidated Financial Statements and Section 1602, Non-Controlling Interests, which together replace Section 1600, Consolidated Financial Statements. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. It is equivalent to the corresponding provisions of IFRS standard, IAS 27, Consolidated and Separate Financial Statements. Sections 1601 and 1602 apply to interim and annual consolidated financial statements relating to fiscal years beginning on January 1, 2011. Earlier adoption is permitted as of the beginning of a fiscal year. The Company is currently evaluating the impact of the adoption of these new standards on the consolidated financial statements.
International Financial Reporting Standards (“IFRS”)
IFRS will be required for publically traded companies for interim and annual financial statements effective fiscal years beginning on January 1, 2011 with comparatives for 2010 also reported under IFRS and will replace Canadian GAAP. The objective of this move to IFRS is to improve financial reporting by having one single set of accounting standards that are comparable with other entities on an international basis.
The Company commenced its IFRS conversion project in 2008. The project consists of four phases: diagnostic assessment; evaluation and development; implementation; and review. The Company has completed the scoping and diagnostic phase which involves a high-level preliminary assessment of the differences between Canadian GAAP and IFRS and the potential effects of IFRS to accounting and reporting processes, information systems, business processes and external disclosures. The diagnostic assessment has provided insight as to the most significant areas of difference to the Company. Based on the results of the diagnostic phase, the standards most likely to have a significant impact on the Company are property, plant and equipment, interests in joint ventures, provisions, contingent liabilities and contingent assets, impairment of assets, leases, revenue and income taxes.
The next phase is the evaluation and development phase of the project where each area identified from the diagnostic phase will be analyzed, commencing with the highest priority areas. This phase involves the identification of changes required to existing accounting policies, information systems and business processes, and will include an analysis of policy alternatives allowed under IFRS and the development of draft IFRS-compliant financial statements. The Company’s target is to complete the evaluation and design phase by the end of 2009.
The third phase is the implementation phase and includes execution of any changes required to information systems and business processes, completing formal authorization processes to approve recommended accounting policy changes and training programs for the Company’s finance staff and other staff, as necessary. It will culminate in the collection of financial information necessary to compile IFRS compliant financial statements, embedding IFRS in business processes, elimination of any unnecessary data collection processes and Audit and Corporate Governance Committee and Board of Directors’ approval of IFRS financial statements.
The fourth phase is the post implementation review phase whereby a process will be developed to maintain reporting integrity and address adherence to policies, procedures and controls arising from conversion as well as plans for addressing any unresolved issues.

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The Company continues to monitor standards development as issued by the International Accounting Standards Board and the Canadian Institute of Chartered Accountants Accounting Standards Board, as well as regulatory developments as issued by the Canadian Securities Administrators, which may affect the timing, nature or disclosure of the Company’s adoption of IFRS. The transition to IFRS is a significant change that will affect the Company’s reported financial position and results of operations. As the Company is still in the evaluation and development phase and has not yet selected it accounting policy choices and IFRS 1 exemptions, the Company is unable to quantify the impact of IFRS on its financial statements. The areas of significance identified above are based on available information as of July 21, 2009 and thus, are subject to change for new facts and circumstances.
Future Income Tax Consequences of Exchangeable Interests in an Income Trust or Specified Investment Flow-Through
The Company has adopted CICA Emerging Issues Committee Abstract — 171 (“EIC—171”) Future Income Tax Consequences of Exchangeable Interests in an Income Trust or Specified Investment Flow-Through (“SIFT”). Accordingly, future income taxes related to temporary differences associated with the assets and liabilities attributable to the exchangeable interests should not be recorded prior to the conversion of the exchangeable interests. As a result, the Company has retrospectively applied EIC-171 with restatement of prior periods as required by the standard’s transitional provisions. The retrospective application of the pronouncement for the six month period ended June 30, 2008 resulted in an increase in tax expense of $0.2 million with an offsetting $0.2 million reduction allocated to non-controlling interest. As a result, there was no impact on the amount of net loss and comprehensive loss previously reported.
Credit Risk and the Fair Value of Financial Assets and Financial Liabilities
In January 2009, the CICA issued Emerging Issue Committee Abstract — 173 (“EIC—173”) Credit Risk and the Fair Value of Financial Assets and Financial Liabilities. EIC—173 requires that a company take into account its own credit risk and the credit risk of its counterparty in determining the fair value of financial assets and financial liabilities. This Abstract must be applied retrospectively without restatement of prior periods to all financial assets and liabilities measured at fair value in interim and annual financial statements for periods ending on or after January 20, 2009. As a result, the Company recorded an increase of $0.2 million to the 2009 opening balance of shareholders’ deficit and a net decrease of $0.2 million to the value of foreign currency exchange and interest rate swap contracts the cumulative effect on prior years from the adoption of this standard.
Internal Control over Financial Reporting
Internal control over financial reporting, designed by management, has the objective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP. No changes to the Company’s internal control over financial reporting have occurred during the six months ended June 30, 2009, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.
Additional Information
Additional information relating to the Company, including the audited consolidated financial statements for the three months and six months ended June 30, 2009 and 2008 and the Company’s most recent Annual Information Form, is available on SEDAR at www.sedar.com.

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